Exhibit 11.1-Statment of Computation of Earnings per Share
                  (In thousands except per-share date)

                                                  Three months ended          Six months ended
                                                      September 30               September 30
                                                   1997          1996          1997       1996
                                                   ----          ----          ----       ----
                                                      (unaudited)                (unaudited)

Average shares outstanding                         2,493          2,397        2,493      2,397

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                           -              -            -          -
                                                   ------          ------        ------      ------
Total                                              2,493           2,397         2,493       2,397
                                                   ======          ======        ======      ======
Net income (loss)                                  $ 112           $(396)        $ 116       $(575)
                                                   ======          ======        ======      ======
Per share amount                                   $ 0.04          $(0.17)       $ 0.05      $(0.24)
                                                   ======          ======        ======      ======

Note:  Fully diluted earnings per share equals primary earnings per share.